Exhibit 99

FOR IMMEDIATE RELEASE              Media Contact:
                                   Tom Goyda or Randy Myers
                                   (314) 281-6431


              VENTURE STORES INITIATES CHAPTER 11
                  REORGANIZATION PROCEEDINGS

      Company Has Obtained $190 Million in DIP Financing


O'Fallon, Mo., January 20, 1998 -- Venture Stores, Inc. (NYSE:VEN) today filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code to give the company time to continue its strategic repositioning and evaluate other options. The company also announced that it has obtained from its current bank group, led by BT Commercial Corp., a new $190 million debtor-in-possession revolving credit facility that will provide the company with adequate capital to continue operations during its reorganization.

"We have fought for longer than anyone thought we could to complete Venture's repositioning, retain value for shareholders and give the company a chance for success," explained Robert N. Wildrick, the company's chairman and chief executive officer. "At this point, however, we need the time out afforded by a Chapter 11 reorganization to cut expenses, rebuild sales and customer confidence, and get our merchandise mix balanced to achieve profitability."

Since March 1996, Venture has been implementing a major program to reposition the company's stores from a general merchandise discount format to a new family value retail concept. Venture has focused on offering time-pressed, value-minded shoppers an expanded assortment of high quality home, family, and leisure merchandise at low prices.

"Customer response to the repositioning initiatives that we have been able to execute effectively has been very positive, which demonstrates that our overall strategy is sound," Wildrick noted. "Unfortunately, we started from an extremely difficult position and have been hampered at every step of the process by a series of external factors."

According to Wildrick, Venture has had ongoing problems with receiving timely merchandise shipments from many vendors because of constant rumors and speculation about the company's future. This meant that stores were frequently out of stock on advertised merchandise and basic items, which undermined sales and customer confidence. In addition, Venture was unable to achieve the right merchandise mix, which had a negative impact on margins and profitability. The resulting poor financial results made vendors even more reluctant to ship merchandise, continuing the cycle.

"Despite a tremendous amount of effort on the part of the entire Venture team, we have been caught in a cycle that has been impossible to break outside of Chapter 11," he added. "Now, we will be able to correct many of the in-stock problems we have faced, win back customer confidence and achieve a more profitable mix of goods."

Venture's 93 family value stores in the Midwest will remain open and continue to offer a selection of high quality merchandise at everyday low prices. Stores will honor all gift certificates, merchandise credits, customer returns and layaway arrangements. While the company plans to review the profitability of each of its stores on a case-by-case basis and will likely close some locations, no decisions regarding any specific store closings have been finalized at this point.

The company will also begin immediately to implement efforts to reduce expenses by approximately $8 million to $10 million, including consolidations at its headquarters in O'Fallon, Mo. Specific plans have not been finalized, but affected associates will be notified as soon as possible. The reorganization will have no immediate impact on staffing at Venture's stores, and will not affect its existing medical insurance, retirement or profit sharing plans.

For Further Information

In order to keep interested parties up-to-date on Venture's progress and current status, the company provides several sources of information:

  Customers should direct questions to the manager at their local Venture store.

  Associates, vendors and shareholders can call an automated telephone hotline providing up-to-date information at 314/281-6469.

  Press releases, weekly coverage reports and other information will also be posted on Venture's Web site at http://www.venturestores.com.

  News media requests can be directed to 314/281-6431.


  Venture Stores, Inc. operates 93 family value stores in nine states. The company's common stock is traded on the New York
Stock Exchange under the symbol VEN.

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